Exhibit 10.12

PRIVATE LABEL SUPPLY AGREEMENT

This Private Label Supply Agreement (this “Agreement”) is entered into as of March 25, 2019 (the “Effective Date”) by and between ACE Surgical Supply Co., Inc., a Massachusetts corporation located at 1034 Pearl Street, Brockton MA, 02301 (“ACE”) and Keystone Dental, Inc., with offices located at 154 Middlesex Turnpike, Burlington, MA 01803 USA (“KDI”) for the production, packaging and distribution of certain medical and health care supplies and other goods and services as set forth in the attachments to this Agreement, to be sold to healthcare professionals labeled under the Keystone Dental private label brand.

WHEREAS, ACE has entered into agreement(s) (collectively, “Manufacturing Agreement”) with certain suppliers) of bulk human tissue (collectively, “Manufacturer”) which bulk human tissue products (“Manufacturer Products”) may be incorporated by ACE into the Products (as hereinafter defined) and pursuant to which ACE has the right to market, sell and distribute the Manufacturer Products as incorporated into the Products;

WHEREAS, ACE and KDI desire to enter into an agreement whereby ACE will package, label and supply the Products to KDI using KDI’s trademark and grant to KDI the non-exclusive right to market, sell and distribute the Products in the Territory solely to End Users (as hereinafter defined) under KDI’s trademark in accordance with this Agreement.

NOW THEREFORE;

1. General Requirements.

1.1 ACE will label and supply to KDI the particulate allograft products listed in Exhibit A (with the labeling for such products to be branded with the Marks (as hereinafter defined)) (the “Products”) for distribution by KDI in the territories listed on Exhibit B (the “Territory”). KDI shall not sell, transfer or distribute (or promote the sale, transfer or distribution of) the Products outside of the Territory. KDI and ACE shall mutually agree upon the labeling designs which may also be subject to Manufacturer approval where required under the Manufacturer Agreement.

1.2 KDI agrees to purchase one hundred percent of its requirements for Products covered by this Agreement exclusively from ACE and to sell the Products only to licensed dental professionals which KDI has confirmed have all required licenses and permits necessary to receive, store and dispense the Products (“End Users”); provided, however, that nothing herein shall be deemed to restrict KDI from purchasing similar or competitive products under a trademark other than the Marks.

1.3 ACE will provide Product branded with the Marks only to KDI.

1.4 ACE and KDI each agrees to abide by, and KDI shall cause any of its sub-distributors, sub-licensees, resellers or agents (“Sub-Distributors”) to abide by, the legal and regulatory requirements applicable to its respective obligations and activities under this Agreement with respect to the Territory, including, without limitation national and local legislation, regulations, directives and guidance and the standards set forth by the American Association of Tissue Banking (“AATB”) (the “Applicable Laws”). KDI shall be responsible, at its own expense, for securing all governmental and regulatory licenses, approvals, certifications and registrations required under Applicable Laws (“Licenses”) with respect to the receipt, storage, marketing, sale and distribution of the Products. ACE shall be responsible, at its own expense, for securing all Licenses with respect to ACE’s manufacturing of the Products.

1.5 Upon request by a party, the other party shall provide such requesting party with proof of any necessary compliance with Applicable Laws for the Products and/or that any or all Licenses have been obtained by such other party, prior to the delivery of the Products to KDI.

1.6 ACE will not produce for, or sell to, third parties any Products packaged with the Mark without the prior written consent of KDI but shall not be subject to any limitations on the sale, distribution and or private labeling of the Products in the Territory or elsewhere under any brand, trade name or trademark other than the Mark. KDI agrees that, pursuant to the Manufacturing Agreement, ACE may identity or cause KDI to identify Manufacturer as the manufacturer of the Products, including, without limitation all labeling, packaging, advertising and marketing materials.

1.7 KDI shall use commercially reasonable efforts to market, sell and distribute the Products to end-users in the Territory. KDI shall not sell the Products to any person or entity other than duly licensed dental practitioners the Territory. All marketing and advertising must be submitted by KDI in writing in advance and must be approved in advance in writing by ACE, and by Manufacturer where required under the Manufacturing Agreement. In the event no approval by ACE is received by KDI within ten (10) days from KDI’s written request therefor, KDI shall send ACE written notice that it intends to use such materials unless ACE notifies KDI within five (5) business days of ACE’s receipt of such notice of any objections to such usage. Notwithstanding anything to the contrary contained herein, KDI only shall use marketing and packaging materials for the Products provided and approved by ACE. Any modifications to any materials requested by KDI must be approved in advance by ACE, and KDI shall indemnify ACE for any claims arising out of any such modifications or any use of advertising or marketing materials not previously approved in writing by ACE in accordance with this Section.

1.8 Except as may be permitted by the prior written consent of ACE and a signed amendment to this Agreement, KDI will not appoint any Sub-Distributors for the Products and/or transfer or sell the Products or its inventory of the Products to any person who acts or will act as a sub-distributor, sub-licensee reseller or agent with respect to the marketing or sale of the Products.

1.9 KDI shall pay all taxes (including, without limitation, sales withholding and similar taxes) and all expenses associated with the warehousing, marketing, distribution and sale of the Products as well as all samples and promotional materials sent by ACE to KDI. ACE shall pay all taxes with respect to its operations involving the manufacturing of the Products.

2. Term, The initial term of this Agreement commences on the Effective Date of this Agreement and terminates on the three (3) year anniversary thereof (the “Initial Term”) unless terminated earlier in accordance with its terms. This Agreement shall be automatically renewed for additional one-year terms (each, a “Renewal Term” and, together with the Initial Term, the “Term”), with the first such Renewal Term to begin at the end of the Initial Term, unless a party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the Initial Term or any applicable Renewal Term.

3. Termination.

3.1 A party may terminate this Agreement, effective immediately upon delivery to the other party of written notice to such effect, in any of the following circumstances:

(i) the other party dissolves, ceases doing business, or sells or transfers all or substantially all of its assets;

(ii) the other party (A) makes an assignment for the benefit of its creditors, (B) institutes a proceeding as a debtor under any law relating to insolvency or bankruptcy, (C) fails to have discharged within 30 days any involuntary proceedings brought against it under any insolvency or bankruptcy law, (D) becomes insolvent, (E) generally does not pay its debts as they become due, or (F) is subject to or suffers any event analogous to the events described in Sections 3.1(ii)(A) to (D) (inclusive) in any jurisdiction in which that party is incorporated or resident or carries on business;

(iii) the other party or any of its officers, senior staff or other representatives (A) commits theft, fraud or embezzlement or obtains funds or property under false pretenses, (B) commits a material act of malfeasance, dishonesty, breach of trust or other similar act against that party or its employees, KDIs or suppliers or (C) is convicted of a felony, serious misdemeanor or any other criminal offence under any Applicable Law; or

(iv) the other party fails to remedy any breach or default in performance of the terms of this Agreement within 30 days after its receipt of a written notice of such breach or default.

3.2 Upon the expiration or termination of this Agreement for any reason, KDI shall purchase, at the prices originally paid by ACE therefor, (i) all materials associated with production of the Products including, but not limited to, finished goods, work-in-process, and raw materials as already purchased or ordered by ACE in order to produce the Products, including production of those Products specified in any order or binding forecast submitted by KDI; and (ii) any inventory of private-label packaging and labeling materials used by ACE to package or label the Products, including the packaging and labeling of those Products specified in any order or forecast submitted by KDI. Upon termination or expiration of this Agreement, KDI will be permitted to sell off any remaining Products in its inventory as of such termination date (“Excess Inventory”) for a period to expire the earlier of (a) 180 days after such termination date and (b) the date that KDI has finished liquidation of such Excess Inventory (“Liquidation Period”), provided that any such sales shall be subject to and made in accordance with this Agreement despite its termination.

3.3 Termination shall not affect the rights or obligations of either party accrued as of the effective date of such termination or that may arise subsequently with respect to transactions initiated or completed prior to the effective date of such termination.

4. Pricing.

4.1 The specifications and pricing (the “Purchase Price”) for each of the Products, excluding applicable taxes are described in Exhibit A.

4.2 ACE shall not increase the Purchase Price for the first two (2) years from the Effective Date, after which period ACE may raise increase prices no more than 3% on an annual basis (“AnnualIncrease”) on 90 days’ prior written notice to KDI. Notwithstanding the foregoing, ACE may increase the Purchase Prices for Products at any time upon 30 days’ notice in the event that ACE’s costs for the Products or any materials or components therein increase (“Cost-Based Increases”), provided that, in the event any annual Cost-Based Increases exceed the then applicable annual rate of inflation in the applicable CPI (“Inflation Rate”), KDI shall have the right to terminate this Agreement upon 90 days’ notice unless ACE agrees to decrease any such Cost-Based Increases to the Inflation Rate prior to such termination date.

4.3 The parties acknowledge that the Products are derived from human donated tissue and that human donated tissue can neither be owned nor sold by any individual or company by federal law. During the recovery, processing, promotion, distribution, delivery, and supply of the Products, ACE will invest resources and add significant value to the human donated tissue contained in the Products in accordance with this Agreement. The fees paid by KDI to ACE are in recognition of and are compensation for the services provided by ACE to KDI.

5. Orders; Inspection; Returns.

5.1 Orders. KDI shall submit its orders for Products on purchase order forms approved by ACE specifying (i) the number of units of the Products to be purchased, (ii) the destination to which the Products are to be shipped, and (in) the requested shipment dates. All purchase orders shall be subject to acceptance or rejection by ACE. ACE will use commercially reasonable efforts to ship orders within (a) 10 business days of receipt of the order to the extent such order, when combined with all other orders during such applicable forecasted period, is no more than 20% above KDI’s applicable Quarterly Forecast (as here in after defined) (“Order Threshold”) and (b) 90 days for orders exceeding the Order Threshold, in the aggregate, during such forecasted period, and subject to availability of materials and any other failure to ship beyond ACE’s reasonable control. Except for the information specified in the preceding clauses (i), (ii) and (iii), any terms printed on KDI’s purchase order forms shall be of no force and effect, and the terms of such purchase and sale shall be governed solely by this Agreement. KDI may not cancel or modify any purchase order without the written consent of ACE. The minimum order quantity is $5,000 in Products per order.

5.2 Inspection. KDI will inspect the Products promptly upon receipt. All shortages, defects or other failures to conform to this Agreement or to any purchase order terms accepted by ACE in accordance with this Agreement which are discoverable upon such inspection (or which could have been discoverable upon a commercially reasonable inspection) must be reported in writing to ACE’s representatives at the address above (unless changed as permitted in this Agreement) by mail, email or fax to the appropriate ACE contact designated by ACE, within 10 days after the date of arrival of such Products or they will be deemed forever waived. All other Product defects or failures to conform will be reported in writing by mail, email or fax to ACE’s designated representative at such office within 10 business days after their discovery or they will be deemed forever waived, but in no event shall Ace be required to accept a return of any Product past its expiration date.

5.3 Returns. KDI shall not return any Products to ACE except with the express written consent and direction of ACE. If ACE gives such consent, KDI will give ACE written notice of the Product size and quantities involved and the reasons for the proposed return. ACE will have no liability whatsoever for Products returned without such written authorization. KDI will bear the cost of returns (other than with respect to defective Products) as well as all risks of loss or damage to returned Products occurring prior to ACE’s receipt of such Products.

5.4 Product Integrity. KDI shall store Products in accordance with ACE’s instructions and applicable law in storage facilities adapted to the Products’ proper care and preservation and shall supply its customers exclusively with original Products in the same condition and packaging as received from ACE.

6. Shipment and Payment Terms.

6.1 ACE will provide all shipments FOB Origin with KDI assuming all risk of loss after the Products have been delivered to the carrier. Payment terms are net 60 days from date of invoice.

6.2 Any invoiced amount not received by ACE when due shall be subject to a late payment charge of the lower of two percent (2%) per month or the highest rate permitted by applicable law. In its sole discretion, ACE may terminate this Agreement when an outstanding account is more than ninety (90) days in default. The termination of this Agreement shall not waive KDI’s obligation to pay any accrued interest, or the obligation of KDI to make payment for Products purchased.

6.3 KDI will pay for the Products in United States Dollars. The Purchase Price includes the Product, packaging, and labeling designed by KDI and such payment will be in accordance with the payment terms as set forth on Exhibit A. All invoices shall be issued when the Products are shipped.

7. Forecasts; Inventory.

7.1 Intentionally omitted.

7.2 Forecast. KDI will submit to ACE quarterly a binding three (3) month rolling forecast of purchase (“Quarterly Forecast”), in number of units, in writing to ACE not later than 30 days prior to the end of each quarter during the Term.

7.3 Inventory. KDI will maintain, as a minimum, a level of inventory of the Products adequate to assure the availability of sufficient Product to meet its customers’ demand ACE will maintain a minimum of three (3) months of safety stock of the Products to the extent such safety stock is needed to fulfill KDI’s then applicable Quarterly Forecasts.

8. Protection of Intellectual Property.

8.1 KDI acknowledges ACE’s exclusive right, title and interest in ACE’s patents, trademarks, tradenames, emblems, logos, designs, models, methods of presentation, copyrights and any government permits, registrations, licenses, exemption and consents relating thereto (herein after collectively referred to as “Intellectual Property”) relating to the Products in the Territory or else where, and will not at any time (and will cause any Sub-Distributors to not any time) do or cause to be done any act or thing which directly or indirectly challenges or impairs the same. Neither KDI nor any of its Sub-Distributors will acquire any right, title or interest in the Intellectual Property, including by virtue of the execution or performance of this Agreement, nor at any time describe or represent itself to others as having such right, title or interest.

8.2 ACE acknowledges KDI’s exclusive right, title and interest in the Marks and will not at anytime do or cause to be done any act or thing which directly or indirectly challenges or impairs the same. ACE will not acquire any right, title or interest in the Marks, including by virtue of the execution or performance of this Agreement, nor at any time describe or represent itself to others as having such right, title or interest.

9. Treatment of Confidential Information.

9.1 Neither party will use (except to undertake the activities contemplated by this Agreement), publish or otherwise disclose any information related to the other party that is acquired by such party in connection with the performance of this Agreement unless required by Applicable Laws or legal process. During the Term and for a period of two years thereafter, neither party will disclose, reveal or use any Confidential Information concerning the other party or its respective clients, affiliates or business partners without the prior written consent of the disclosing party; provided, however, that the confidentiality obligations hereunder shall survive indefinitely with respect to, if applicable, customer lists and customer identifying data of ACE.

9.2 “Confidential Information” means all data and information of any type or form (whether visual, written, oral, electronic, photographic or otherwise) of a proprietary or confidential nature and not generally known to the public that is disclosed (either intentionally or unintentionally) by a party hereto or one of its affiliates or representatives to the other party hereto or one of its affiliates or representatives, regardless of whether such information is marked or indicated as being confidential. Confidential Information includes, but is not limited to, all information of a financial, business, marketing, organizational, legal or technological nature, including patents, copyrights, proprietary software, computer algorithms, trade secrets, inventions and other intellectual property, financial statements and other financial data, customer and supplier lists, marketing plans, sales projections and forecasts, cost information, product designs, engineering and technical data, models, prototypes and other information relating to business practices, current and future acquisitions, research and development, manufacturing, production, operation sand the like. Confidential Information also includes information of or relating to third parties that is disclosed by the disclosing party to the receiving party. Confidential Information shall not, however, include any information that, as shown by competent proof, (i) is publicly known or generally available in the public domain prior to the time of disclosure by the disclosing party to the receiving party, (ii) becomes publicly known or generally available in the public domain after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party, (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s written records existing immediately prior to the time of such disclosure, (iv) is obtained by the receiving party from a third party that may lawfully disclose such information without breaching any obligation of confidentiality applicable to such third party or (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by the receiving party’s independent contemporaneous written records.

9.3 All Confidential Information provided hereunder will be and remain the property of the disclosing party and will be promptly returned to the disclosing party or destroyed upon termination of this Agreement or at the disclosing party’s written request.

9.4 This Section shall survive for a period of five (5) years from the date of any expiration or termination of the Agreement.

10. Compliance with Laws; Government Approvals

10.1 Compliance with Laws. KDI and its personnel, agents, sub-licensees, and representatives are aware of, and agree to strictly abide by the obligations imposed by all applicable laws, rules, regulations, orders, decisions and requirements of any governmental body, authority, agency, division or subdivision, whether federal, state, provincial or local, including without limitation, all applicable laws, rules, regulations, orders, exemptions, consents, decisions and requirements of any governmental body, authority, agency, division or subdivision in or of the United States or any other country or jurisdiction in the Territory, including, without limitation, the U.S. Foreign Corrupt Practices Act (“FCPA”) and OFAC Regulations (as defined below) and Anti-Corruption Laws (as defined below) (collectively, “Applicable Laws”). KDI shall refrain from taking any action which would cause ACE to be in violation of any Applicable Laws.

10.2 Accreditation. KDI shall have sole responsibility for its on-going compliance with any applicable requirements (including any accreditation requirements) under the AATB, FDA regulations, and any applicable industry standards or guidelines concerning its business and operations with respect to the Products. In the event that KDI’s registration as an establishment with the FDA is revoked or is placed under scrutiny or investigation by the FDA, KDI shall immediately notify ACE of such revocation or scrutiny and ACE shall have men the right to immediately terminate this Agreement upon receipt of such notice of loss of accreditation or revocation or investigation

10.3 Anti-Bribery Compliance. KDI shall comply fully with the requirements of any applicable laws, regulations, and administrative requirements prohibiting bribery and corruption (“Anti-Corruption Laws”). No principal of KDI has been, is, or will become during the Term (i) an official or employee of a governmental entity or political party, or (ii) a candidate for political office. KDI shall not directly or indirectly pay, offer, promise, give, or authorize to pay, offer, or give money or anything of value to any employee or official of a government or department thereof, political party or candidate for political office, to any employees or officials of public international organizations, or to any employees of enterprises or companies owned or controlled by a government, or to any other person while being aware of or having a belief that such money or item of value will be passed on to one of the above, to influence any act or decision by such person or by any governmental body for the purpose of obtaining, retaining or directing business to KDI or ACE or to otherwise obtain an improper advantage for KDI or ACE. KDI will not undertake any action that may cause ACE to be in violation of the Anti-Corruption Laws. KDI represents and certifies that it has not been convicted of or pleaded guilty to a criminal offense, including one involving fraud, corruption, or moral turpitude, that it is not now, to the best of its knowledge, the subject of any government investigation for such offenses, and that it is not now listed by any government agency as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs. Upon ten days written notice by ACE to KDI, KDI shall provide ACE with access to all of its books and records pertaining to the business of KDI in connection with KDI’s performance of this Agreement. ACE may copy at its expense such records of KDI in order to verify KDI’s performance of its obligations under this Agreement. KDI also agrees to maintain all books and records pertaining to the business of KDI for a period of 48 months following the termination of this Agreement.

10.4 U.S. Laws. KDI acknowledges that the Applicable Laws of the United States restrict the export and re-export of commodities and technical data of United States origin including, without limitation, the Products and any related technical documentation. KDI agrees that it will not export or re-export the Products or any related technical documentation in any form in violation of the export or import laws of the United States or any foreign jurisdiction. Further, KDI and its personnel, agents and representatives are aware of, and agree to strictly abide by the obligations imposed by Applicable Laws (including, without limitation, the Foreign Corrupt Practices Act) with respect to any payments or gifts to governments or related persons for the purpose of obtaining or retaining business for or with, or directing business to, any person. KDI will comply with the applicable provisions of 42 USC § 1320a-7b prohibiting illegal remuneration (including kickbacks, bribes or rebates). KDI will defend, indemnify, and hold harmless ACE and its affiliates from and against any violation of such laws or regulations by KDI or any of its agents, officers, directors, or employees.

10.5 Affirmative Action and Nondiscriminatory Obligations by U.S. Federal Contractors and Subcontractors. The following provisions are applicable to this Agreement and must be included in any subcontracts awarded involving this Agreement if products or services under this Agreement are sold to the U.S. federal government.

This contractor and subcontractor shall abide by the requirements of 41 CFR Sections 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin. Moreover,these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability.

Notice of Employee Rights Under Federal Labor Laws. The parties incorporate into this Agreement, as applicable, the obligations regarding the notice of employee right sunder federal labor laws found at 29 CFR Part 471, Appendix A to Subpart A, and will incorporate those obligations into all applicable subcontracts as required by 29 CFR Part 471. For contracts of $100,000 or more, the contractor and subcontractor must file VETS- 100A reports by September 30 of each year, or any applicable extension deadline that U.S. Department of Labor Veterans’ Employment and Training Service (VETS) announces. (41CFR Part 61-300).

10.6 No Transactions with Prohibited Persons. During the Term, KDI shall not solicit any customers, promote sales or engage in a financial transaction with any Prohibited Person. “Prohibited Person” means (a) a person or entity who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended (the “OFAC Regulations”) or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations; (b) the government of any country against which the United States of America maintains economic sanctions or embargos under the OFAC Regulations or Executive Order; (c) a person acting or purporting to act, directly or indirectly, on behalf of, or an entity owned or controlled by, any government, individual, or group against which the United States of America maintains economic sanctions or embargoes under the OFAC Regulations or Executive Order; (d) a person or entity who is described in Section 1 of Executive Order 13224-Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001; (e) a person or entity on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules or regulations of OFAC or pursuant to any other Executive Order; or (f) a person or entity in violation of any other law, regulation, or Executive Order of similar import, as each such law has been or may be amended, adjusted, modified or reviewed from time to time. KDI specifically agrees that under no circumstance is it permitted to sell the Products through any channel, directly or indirectly, to the following countries or regions, or any person or entity wherever located where there is reason to believe that the Products will be transshipped to those countries or regions: Afghanistan, Belarus, Crimea, Cote D’Ivorie, Cuba, Iran, Iraq, Liberia, Libya, Burma/Myanmar, North Korea, Sierra Leone, Sudan, Syria or Zimbabwe (which list may be amended by ACE at any time to reflect changes in any applicable laws or regulations restricting exports or sales of products or services to or in any countries or territories through the word). KDI further agrees to perform denied party screening for all customers purchasing the Products in accordance with U.S. Bureau of Industry and Security and U.S. Office of Foreign Asset Control regulations before any sales of Products to such customers. Any exports of products, technology or software controlled under the U.S. Export Administration Regulations may be exported, sold and/or transferred by KDI only in accordance with such regulations. KDI shall not sell, transfer or divert, or permit any sale, transfer or diversion of, any Products to any country or territory or to any person contrary to U.S. Office of Foreign Asset Control laws, rules or regulations, U.S. Export Administration Regulations law, rules or regulations or any other U.S. or local laws, rules or regulations. ACE shall have the right to terminate this Agreement immediately if KDI breaches this Section or if ACE determines that KDI or any of KDI’s owners, principals, officers, directors or personnel is or is likely to be a Prohibited Person or that any sale of Products to KDI is otherwise prohibited by or contrary to U.S. Office of Foreign Asset Control laws, rules or regulations, U.S. Export Administration Regulations law, rules or regulations or any other U.S. or local laws, rules or regulations.

10.7 Approvals. KDI will file, timely apply for and successfully obtain and maintain all licenses, approvals, permits, filings, certifications, registrations and notifications required by under Applicable Laws in order for KDI to import, market, store, ship, sell, transfer and distribute the Products in the Territory (collectively, “Licenses and Approvals” which definition shall include, without limitation, all Licenses and Approvals that are filed by KDI in ACE’s name). To the extent required under Applicable Laws, application for such Licenses and Approvals will be made in ACE’S name (or in Manufacturer’s name if requested by ACE) and only with ACE’s prior review of such applications and prior written approval. To the extent permissible under Applicable Laws, KDI shall immediately upon receipt forward all original approval documents to ACE. If KDI is not permitted to transfer original documents pursuant to Applicable Laws,

KDI shall immediately upon receipt forward copies of such documents to ACE. KDI shall monitor all legal and regulatory requirements with in the Territory with respect to the Products and notify ACE (i) of any changes required in any Licenses and Approvals and/or under Applicable Laws in connection with KDI’s activities here under, including the importation, marketing, storage, sale or distribution of the Products in the Territory, and (ii) the methods by which KDI shall comply with all such changes, which methods shall be subject to ACE’s advance written approval. KDI will pay all costs and expenses for obtaining the Licenses and Approvals and for making any such required changes.

10.8 Licenses and Approvals Upon Termination. KDI acknowledges ACE’S right, title and interest in all of the Licenses and Approvals, including in all of ACE’s registrations, commercial licenses, import licenses, export licenses and similar licenses and registrations required to market and sell the Products and act in accordance with this Agreement in the Territory, including, without limitation, all Licenses and Approvals that were filed by KDI in ACE’s name. Upon expiration or termination of this Agreement for any cause, KDI acknowledges and agrees that, to the extent permitted by Applicable Laws, (i) KDI will cease use of any such Licenses and Approvals, except as required to liquidate the Excess Inventory during the Liquidation Period, (b) any right, title or interest it may have in or to such Licenses and Approvals, will pass or revert to ACE automatically without any act by ACE and without compensation of any kind from ACE to KDI, (b) KDI will promptly render all commercially reasonable assistance which ACE may reasonably request in transferring such Licenses and Approvals into the name of ACE, which assistance will include the signing of any documents required to effect such transfer and ACE will reimburse KDI for the reasonable costs of such assistance. With respect to any such Licenses and Approvals that cannot be transferred under Applicable Laws to ACE in accordance here with, KDI agrees to void all such Licenses and Approvals in the Territory and forward all original void verification documents to ACE as soon as practicable. To the extent permitted under Applicable Laws, KDI has hereby made, constituted and appointed ACE as its attorney in fact, perpetually from the date first written above, for it and in its name to sign all documents and to do all other things necessary to effect and/or perfect the transfer or voiding of all such Licenses and Approvals. Notwithstanding the foregoing, KDI will have the right to own and use any Licenses and Approvals which were paid for by KDI and not filed under ACE’s or the Manufacturer’s names, if such Licenses and Approvals can be used by KDI for products other than the Products with out any use of ACE’s or the Manufacturer’s name or any of their other intellectual property and without any costs or expenses to ACE or the Manufacturer.

10.9 Effect of Breach. Any failure by KDI to promptly and timely comply with the terms and conditions of this Article 10 shall be deemed a material breach of this Agreement for which ACE shall be entitled to (i) immediately terminate this Agreement, (ii) seek damages, including incidental and consequential damages and/or injunctive relief and/or specific performance of KDI’S obligations hereunder in any form, forum or court of law having jurisdiction over this Agreement.

11. Other Matters.

11.1 Warranty/Disclaimer. The exclusive Product warranty given by ACE to KDI will be that promulgated by ACE from time to time with respect to its own sales of the Products as described in the labeling and literature supplied, which warranty policy ACE may change at any time in its own discretion with notice to KDI whenever possible. ACE makes no warranty with respect to any Products that are modified, or on which the original identification marks are removed or altered. The warranty will not apply to any Product which is used other than for its ordinary purposes or which has been subjected to accident, neglect, misuse or abuse or which is not properly maintained during the warranty period. ACE’s liability will be limited to the provisions of such warranty, and KDI will not make any representations and/or warranties in respect of the Products, except as expressly stated in the applicable warranty issued by ACE. SUCH WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A

PARTICULAR PURPOSE OR USE, OR NONINFRINGEMENT. KDI’S EXCLUSIVE REMEDY FOR ANY BREACH OF SUCH WARRANTY WILL BE REPLACEMENT OF SUCH PRODUCTS BY ACEOR AT ACE’S OPTION, REFUND OF THE PURCHASE PRICE. This Section shall survive any expiration or termination of the Agreement.

11.2 LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, ACE AND THE ACE PARTIES SHALL NOT BE LIABLE TO KDI OR ANY END USERS OR CUSTOMER OF THE PRODUCTS, FOR ANY INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR KDI’S OR ANY END USERS’S DISTRIBUTION OR USE OF THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUES OR DATA, OR COSTS OF REPLACEMENT GOODS, EVEN IF ACE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ANY LIMITED REMEDY OF ITS ESSENTIAL PURPOSE. TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, IN NO EVENT WILL ACE’S OR ANY OF THE ACE PARTIES’ LIABILITY IN CONNECTION WITH THE PRODUCTS OR OTHERWISE WITH RESPECT TO THIS AGREEMENT EXCEED THE AMOUNTS ACTUALLY PAID TO ACE BY KDI UNDER THIS AGREEMENT FOR THE PRODUCTS GIVING RISE TO SUCH LIABILITY DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY. THESE LIMITATIONS APPLY TO ALL CLAIMS AND CAUSES OF ACTION IN THE AGGREGATE. This Section shall survive any expiration or termination of the Agreement.

11.3 Indemnification.

11.3.1

KDI agrees to indemnify, defend and hold harmless ACE and its affiliated entities and each of their respective officers, directors, employees, agents, sub-licensee’s, sub-contractors and representatives (collectively, “ACE Parties”) from and against any and all claims, suits, proceedings, losses, liabilities, damages, costs and expenses (inclusive of reasonable attorneys’ and consulting fees) made against or incurred by any ACE Parties arising out of or relating to any acts or omissions of KDI and/or its Sub-Distributors or affiliates or any of their respective officers, directors, employees, agents and/or representatives (collectively, “KDI Parties”), including, without limitation (i) any negligence, misrepresentation, or willful misconduct, violations of Applicable Laws or errors or omissions on the part of any KDI Parties, (ii) any breach by any KDI Parties of the terms or conditions of this Agreement, (in) any violation by any KDI Parties of the rights of any third parties, including, without limitation, any third party’s intellectual property rights, (iv) any violation or infringement by any KDI Parties of the rights of any of the ACE Parties in then respective Intellectual Property, and (iii) any representation or warranty made or offered by any KDI Parties that are different from any representation or warranty made by ACE in its own published literature regarding the Products.

11.3.2

ACE agrees to indemnify, defend and hold harmless the KDI Parties from and against any and all claims, suits, proceedings, losses, liabilities, damages, costs and expenses (inclusive of reasonable attorneys’ and consulting fees) made against or incurred by any KDI Parties arising out of or relating to (i) any negligent acts or omissions of any ACE Parties, (ii) any willful misconduct, or violations of Applicable Laws on the part of any ACE Parties, or(iii) any breach by any ACE Parties of the terms or conditions of this Agreement,

11.4 Recalls, In the event of any Product Event (as hereinafter defined), KDI will provide ACE with such documentation (complete distribution and sub distribution records) and assistance in investigation and/or recall as ACE requests. KDI will facilitate all recall and vigilance reporting activities through ACE which will work with local agencies as required by Applicable Laws. ACE or Manufacturer, as the case may be, and not KDI, shall be responsible for determining whether a recall is required, including under Applicable Laws, and for formulating and communicating to KDI the strategy and procedures for such recall, and KDI shall cooperate (and shall cause each Sub-Distributor to cooperate) in any recall procedure or any other action or event with respect to the Products (e.g., AATB audits) initiated by ACE, the Manufacturer or any governmental authority or governing body acting within or outside the Territory, including, if requested by ACE or any such governmental authority, providing (and causing each Sub-Contractor to provide) the names and contact information for all End Users of the recalled Products, and ACE shall reimburse KDI for reasonable out-of-pocket expenses directly incurred as a result of such recall unless such recall was caused by any negligence, willful misconduct or breach of this Agreement by KDI or any of its Sub-Distributors. If either party becomes aware of any death, injury, or other material product related issue or complaint, including any such issue or complaint that is caused or alleged to be caused, in whole or in part, by a defect in or malfunction of one or more of the Products (each, a “Product Event”), it will report such Product Event to the other party in writing within three (3) business days after such party becomes aware of such Product Event, and in each such case will provide to the other party such details of such incident as required by Applicable Laws. This Section shall survive any expiration or termination of the Agreement.

11.5 Discontinuation of Products; Change in Manufacturer. ACE shall have the right to discontinue production of any of the Products or withdraw any of the Products from this Agreement (together, a “Product Withdrawal”) upon the lesser of (i) 180 days’ notice to KDI and (i) the number of days that such notice to KDI as is practicable in the event such withdrawal or discontinuation is required by Applicable Laws, and KDI shall have the right to terminate this Agreement upon the effective date of such Product Withdrawal. In the event any Manufacturer other than the Musculoskeletal Transplant Foundation, Inc. (“MTF”) supplies the tissue for the Products, ACE shall notify KDI of the same and KDI shall have the right to terminate this Agreement upon 60 days’ notice to ACE unless ACE there after begins to purchase such materials from MTF.

11.6 Insurance. KDI shall maintain during the Term of this agreement (and if any policy is on a claims-made and reported form, for three (3) years thereafter): (i) comprehensive “occurrence” general liability insurance, including “occurrence” product liability, contractual liability insurance and advertising injury coverage, with minimum limits of liability of $3,000,000; and (ii) in the case of information technology or software products or services, technology errors and omissions insurance, with minimum limits of $3,000,000 per claim and annual aggregate, covering all acts, errors, omissions, negligence, infringement of intellectual property (except patent and trade secret) and network security and privacy risks(including coverage for unauthorized access, unauthorized use, failure of security including tampering with or introduction of malicious code into firmware, data, software systems or networks, breach of privacy perils, wrongful disclosure or theft of confidential information and affirmative breach remediation expense and regulatory action coverages). KDI shall deliver to ACE on or before execution of this Agreement and, there after, upon request, a certificate thereof with “Henry Schein, Inc. and its subsidiaries and affiliates” named as an additional insured there on. Such insurance must insure against all Products and must include the Territory as defined in this Agreement. Insurance coverage must be procured from an insurance company bearing an AM Best Rating of no less than B+ or a S&P Rating of no less than BBB. ACE shall be given at least 30 days’ notice of cancellation or expiration of such insurance.

11.7 Notices. Except as otherwise provided, all notices given under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered by hand or facsimile transmission with receipt confirmed, three days after mailing by certified or registered mail, and one day after sending by overnight courier, to the parties’ respective address indicated on the signature page of this Agreement or such other address as a party specifies in writing to the other party. A copy of all notices to ACE shall be sent to Henry Schein, Inc. 135 Duryea Road, Melville, New York 11747, Attn: General Counsel, Fax: (631) 843-5660.

11.8 No Joint Venture. Nothing in this Agreement shall he construed to create, constitute, give effect to or otherwise imply a joint venture, partnership, agency or employment relationship of any kind between the parties.

11.9 Entire Agreement: Amendments: Manufacturing Agreement. This Agreement, including the exhibits attached here to, each of which is incorporated herein by reference in its entirety, constitutes the entire agreement between ACE and KDI. All prior or contemporaneous agreements, proposals, understandings and communications between or involving ACE and KDI, whether oral or written, are superseded by this Agreement. The terms contained in this Agreement shall supersede any conflicting terms contained in any purchase order, invoice or other document used or submitted by either party in connection with the purchase of Products covered by this Agreement. This Agreement may not be amended, nor any obligation waived, except by a written agreement signed by both parties, Notwithstanding anything to the contrary contained in this Agreement, this Agreement and ACE’s supply of the Products to KDI shall be subject to the prior written approval of this Agreement by Manufacturer and the terms and conditions of the Manufacturing Agreement, and ACE shall have the right to terminate this Agreement upon any expiration or termination of the Manufacturing Agreement; provided, however, that Ace shall give to KDI the maximum amount of notice of such termination or expiration that is practicable and, provided further, that KDI shall then have the right, upon written notice to ACE, to terminate this Agreement as of the applicable expiration or termination date provided to KDI in such notice.

11.10 Trademarks. KDI represents and warrants that KDI is the sole owner or exclusive licensee of all rights, title and interest in and to any marks set forth in Exhibit D (collectively, the “Marks”) and hereby grants to ACE a limited, royalty free license solely for the purpose of packaging and private labeling the Products and only for as long as such relationship exists. ACE acknowledges that it has permission to use the Marks solely for the purpose of packaging and private labeling the Products and only for as long as such relationship exists. KDI shall indemnify ACE against all Losses arising out of any claim that ACE’s use of the Marks in accordance with the provisions of this Agreement infringes the rights of any third party.

11.11 Assignment. This Agreement may not be assigned by either party, including by operation of law or through any merger, consolidation or acquisition, without the other parly’s prior written consent.

11.12 Governing Law. This Agreement shall be governed by the laws of the State of Massachusetts without reference to conflict of laws principles. The parties irrevocably submit to the jurisdiction of the federal courts sitting in Boston, Massachusetts for the purpose of any suit, action or proceeding arising out of this Agreement. The parties hereby irrevocably waive the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding.

11.13 Remedies. The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and(b) an injunction restraining such breach or threatened breach.

11.14 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.15 Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining unaffected terms, shall remain in full force and effect as if such invalid or unenforceable term had never been included.

11.16 Section Headings. The headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

11.17 Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original but all of which constitute the same instrument. This Agreement may be executed by the exchange of faxed executed copies, certified electronic signatures or copies delivered by electronic mail in Adobe Portable Document Format or similar format, and any signature transmitted by such means for the purpose of executing this Agreement is deemed an original signature for purposes of this Agreement.

11.18 Force Majeure. If the performance of any obligation under this Agreement (other than the payment of money) is prevented, restricted or interfered with by reason of legal or regulatory action by a governmental body, war, civil commotion, embargo, strike or any other act which is beyond the reasonable control of the party affected, then the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction or interference; provided, that the party so affected shall use commercially reasonable efforts to avoid and remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.

* * * Signatures to follow on next page * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives

ACE Surgical Supply Co., Inc.		Keystone Dental, Inc.

By:	/s/ Craig E. Carchidi	By:	/s/ Russell J. Bonafede
	Name: Craig E. Carchidi		Name: Russell J. Bonafede
	Title: CEO		Title: CEO

Address for Notices:	Address for Notices:
1034 Pearl Street	154 Middlesex Turnpike
Brockton, MA 02301	Burlington, MA 01803
Fax: (508)583-3140	Fax: 781-328-3400
Attn: Craig Carchidi	Attn: Russ Bonafede

with a copy to:

Henry Schein, Inc. 135 Duryea Road Melville, NY 11747 Fax: (631) 843-5660 Attn: General Counsel

EXHIBIT A

PRODUCTS AND PRICING

Part#	Tissue Type	Volume	Vendor	Transfer Price
401172	Mineralized Cancellous Allograft	.5cc	MTF	$37.13
401173		1.0cc	MTF	$45.77
401174		2.5cc	MTF	$69.95
401175	Mineralized Cortical Allograft	.25cc	MTF	$17.27
401176		.5cc	MTF	$30.23
401177		l.0cc	MTF	$40.59
401178		3.0cc	MTF	$75.00
401193	Mineralized Cortico/Cancellous Allograft	.5cc	MTF	$37.13
401194		l.0cc	MTF	$45.77
401195		2.0cc	MTF	$69.95

Growth Rebate

Rebates below are based on the year-over-year growth of Net Purchases of the Products. Rate of growth represents growth from previous calendar year sales, provided that Net sales amounts will be prorated to reflect partial calendar years:

3% growth = 1% rebate

4% growth = 2% rebate

5% growth = 3% rebate

6% growth = 4% rebate

≥7% growth = 5% rebate

Base line for rebates will reset Jan 1 of each year

For purposes hereof, “Net Purchases” is denned as the dollar amount of purchases by KDI of the Products net of taxes, rebates, refunds and returns.

EXHIBIT B

TERRITORY

NORTH AMERICA & US TERRITORIES (e.g., Puerto Rico, US Virgin Islands) which Territory may be expanded upon mutual agreement and written amendment to the Agreement signed by both parties

EXHIBIT C

TRADEMARKS

Mark	Trademark Symbol (™ or ®)
DynaCore	TM